Exhibit 10.7


                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made as of this 31st day of December, 2005, by and between BE Aerospace, Inc., a Delaware corporation (the "Company") and Michael B. Baughan (the "Executive").

                                    RECITALS

     WHEREAS, Executive and the Company entered into an Employment Agreement dated as of May 28, 1999 (the "Employment Agreement") pursuant to which the Executive served as the Company's Group Vice President and General Manager-Seating Products Group;

     WHEREAS, the Company wishes to offer the Executive a promotion to the positions of President and Chief Operating Officer;

     WHEREAS, Executive, having provided services to the Company since May 28, 1999, agrees to accept such promotion and to provide services for an additional period as provided herein and the Company wishes to procure such services; and

     WHEREAS, Executive and the Company wish to amend and restate the Employment Agreement in its entirety.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1. Reference to Employment Agreement. The Employment Agreement is hereby restated, superseded and replaced in its entirety by this Agreement.

2. Employment. The Company shall employ the Executive, and the Executive shall perform services for and continue in the employment of the Company, for an initial period of two (2) years commencing on January 1, 2006 and ending on December 31, 2007; provided, however, that the Executive's employment hereunder shall automatically be extended from year to year for additional one (1) year periods on and after January 1, 2008, until either the Company or the Executive gives the other party at least ninety (90) days written notice prior to the then-applicable "Expiration Date" (as hereinafter defined) of its or his desire to terminate this Agreement, unless the Executive's employment is terminated earlier pursuant to this Agreement. For purposes of this Agreement (i) the term "Employment Term" shall mean the initial two (2) year period and all automatic one (1) year extensions thereof, and (ii) the term "Expiration Date" shall mean December 31st of either calendar year 2007 or any subsequent calendar year if the Employment Term is extended on and after December 31, 2007.

3. Position and Duties. The Executive shall serve the Company in the capacity of President and Chief Operating Officer, or in such other positions as the Chief Executive Officer of the

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Company, his designee or the Board of Directors of the Company (the "Board") may
designate from time to time, and shall be accountable to, and shall have such other powers, duties and responsibilities, consistent with this capacity, as the Chief Executive Officer of the Company, his designee or the Board shall determine in its sole discretion. The Executive shall report directly to the Chief Executive Officer of the Company. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company. Consistent with the Company's practices, the Executive's performance will be reviewed by the Chief Executive Officer on at least an annual basis.

4. Compensation.

     (a) Salary. During the Employment Term, the Executive shall receive a salary (the "Salary") payable at the rate of $440,000 per annum. Such rate shall be subject to adjustment from time to time by the Board; provided, however, that it shall at no time be adjusted below the Salary for the preceding year. On January 1st of each year during the Employment Term, the Salary shall be increased by an amount not less than the amount determined by applying to the Salary then in effect the percentage increase in the U.S. Bureau of Labor Statistics Consumer Price Index Revised - Urban Wage Earners and Clerical Workers - National - All Items (1982-84=100) (the "Index") for the twelve (12) month period (January through December) immediately preceding such January 1st. If the Index is no longer issued, the Board and the Executive shall agree upon a substitute adjustment index issued by such agency that most reasonably reflects the criteria utilized in the most recent issue of the Index. Except as otherwise provided in this Agreement, the Salary shall be payable biweekly or in accordance with the Company's current payroll practices, less all required deductions.

     (b) Incentive Bonus. During the Employment Term, the Executive may receive an incentive bonus (the "Bonus") of up to 120% of the Salary for each fiscal year or portion thereof during which the Executive has been employed hereunder as determined by the Board at the end of the applicable fiscal year in its sole discretion.

     (c) Expenses. During the Employment Term, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him on behalf of the Company in accordance with the Company's policies in effect from time to time.

     (d) Benefits. During the Employment Term, the Executive shall be entitled to participate in or receive benefits under any life or disability insurance, health, pension, retirement, accident, and other employee benefit plans, programs and arrangements made generally available by the Company to its executive, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. In accordance with the Company policies as in effect from time to time, the Executive shall also be entitled to paid vacation in any fiscal year during the Employment Term as well as all paid holidays given by the Company to its employees.

     (e) Automobile. During the Employment Term, the Executive shall be furnished with an automobile allowance of $1,100 per month.



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     (f) Option Grant. The Executive acknowledges that on December 27, 2005, the
Company granted him an option to purchase 75,000 shares of the Company's common stock under the Company's 2005 Long Term Incentive Plan (the "Option"). The Option has an exercise price of $22.18, which was the fair market value of the Common Stock on the date of grant and is subject to the Company's standard form of option agreement (the "Option Agreement").

5. Termination and Compensation Thereon.

     (a) Termination. Subject to the terms and conditions of this Agreement, the Executive's employment pursuant to this Agreement may be terminated either by the Executive or the Company at any time and for any reason. The term "Termination Date" shall mean the earlier of (i) the Expiration Date; or (ii) if the Executive's employment is terminated (x) by his death, the date of his death or (y) for any other reason, the date on which such termination is to be effective pursuant to the notice of termination given by the party terminating the employment relationship.

     (b) Death. Upon the Executive's death, the Company shall pay to such person as the Executive shall have designated in a notice filed with the Company, or, if no such person shall have been designated, to his estate, a lump sum amount equal to the Salary (at the rate in effect as of the Termination Date) that would have been due to the Executive had this Agreement been in effect and he remained employed from the date of his death until the Expiration Date.

     (c) Incapacity. If, in the reasonable judgment of the Board, as a result of the Executive's incapacity due to physical or mental illness or otherwise, the Executive shall for at least six (6) consecutive months during the Employment Term have been unable to perform his duties under this Agreement on a full-time basis, the Company may terminate the Executive's employment hereunder by notice to the Executive. In such event, the Company shall continue to pay the Executive his Salary in accordance with the Company's payroll practices (at the rate in effect as of the Termination Date) and (to the extent legally and administratably possible) extend to him the applicable benefits pursuant to Sections 4(d) and 4(e) hereof until the Expiration Date. If, following the Executive's termination due to incapacity, the Executive accepts employment or a consulting assignment with a third party, the Company's obligations pursuant to this Section 5(c) shall be reduced by any compensation and benefits the Executive receives from his subsequent employment or consulting assignment. Any dispute between the Board and the Executive with respect to the Executive's incapacity shall be settled by reference to a competent medical authority mutually agreed to by the Board and the Executive, whose decision shall be binding on all parties.

     (d) Termination by the Company for Cause; Resignation by the Executive. If the Executive's employment is terminated by the Company for Cause or the Executive resigns his employment for any reason, the Company shall have no further obligations to the Executive hereunder after the Termination Date, except for unpaid Salary and benefits accrued through the Termination Date. For purposes of this Agreement, "Cause" shall mean (i) the Executive's material failure, refusal or neglect to perform and discharge his duties and responsibilities hereunder (including duties prescribed by the Board pursuant to Section 3), other material breach of the terms hereof, or breach of any fiduciary duties he may have because of any


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position he holds with the Company or any subsidiary or affiliate thereof or
(ii) a felony conviction or a conviction for any crime involving the Executive's personal dishonesty or moral turpitude.

     (e) Change of Control. If a "Change of Control" occurs during the Employment Term and as a result of such Change of Control this Agreement or the Executive's employment is terminated without Cause, within thirty (30) days after the Termination Date, the Company or its successor in interest shall (i) pay to the Executive a lump sum amount equal to three (3) times the Executive's Salary (at the rate in effect as of the Termination Date), which lump sum amount shall not be pro-rated and (ii) provide the Executive with the benefits and automobile allowance set forth in Section 4 above (as in effect on the date of the Change of Control) for a period of one (1) year following the Termination Date. For purposes of this Agreement, a "Change of Control" shall have the meaning ascribed thereto under Section 409A the U.S. Internal Revenue Code of 1986, as amended (the "Code") and the regulations and guidance promulgated thereunder. The obligations of the Company pursuant to this Section 5(e) shall survive any termination of this Agreement or the Executive's employment or any resignation of such employment by the Executive pursuant to this Section 5(e).

     (f) Severance Pay. If the Company fails to extend the Executive's employment hereunder for a period of at least one (1) year beyond any applicable Expiration Date at his then current Salary and otherwise on the terms and conditions set forth herein, the Executive shall be entitled to continuation of his then current Salary and medical and dental benefits as in effect at the expiration of the Employment Term, or any extension thereof, for a period ending on the twelve (12) month anniversary of the applicable Expiration Date; provided, however, that the Executive's employment was not terminated for Cause as set forth in Section 5(d) hereof.

     (g) Certain Additional Payments by the Company.

              (i) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) including, without limitation any additional payments required under this Section 5(g) (a "Payment") would be subject to an excise tax imposed by
Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to
(i) pay federal income taxes at the at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state


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and local income taxes at the highest marginal rates of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local.

              (ii) Subject to the provisions of paragraph (iii) of this Section 5(g) all determinations required to be made under this Section 5(g), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5(g), shall be paid by the Company to the Executive within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 5(g) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

              (iii) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall;

                   (A) give the Company any information reasonably requested by the Company relating to such claim;

                   (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without


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limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                   (C) cooperate with the Company in good faith in order effectively to contest such claim; and

                   (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(g)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (iv) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(g)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5(g)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5(g)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

6. Amendments. No amendment to this Agreement or any schedule hereto shall be effective unless it shall be in writing and signed by each party hereto.

7. Notices. All notices and other communications hereunder shall be in writing and shall be


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deemed given when delivered personally or sent by telecopy or three days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to the Company, to it at:

                  BE Aerospace, Inc.
                  1400 Corporate Center Way
                  Wellington, FL  33414
                  Attention: Chief Executive Officer

                  with a copy to:

                  BE Aerospace, Inc.
                  1400 Corporate Center Way
                  Wellington, FL  33414
                  Attention:  General Counsel

         If to the Executive, to him at:

                  Michael B. Baughan
                  343 Fairfax Drive
                  Winston-Salem, NC  27104

8. Entire Agreement. This Agreement and the Option Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided, however, that this Agreement shall not supersede the Proprietary Rights Agreement dated as of the date hereof between the Executive and the Company attached as Exhibit A which is incorporated herein by reference.

9. Headings. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

10. Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one instrument.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

12. Withholding. All payment made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.



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13. Section 409A.

              (a) Notwithstanding any provision of this Agreement to the contrary, if Executive is a "specified employee" as defined in Section 409A of the Code he shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is the first business day following the date that is six months after the Executive's termination of employment for any reason other than death or (ii) the Executive's date of death. The provisions of this Section 13(a) shall only apply if required to comply with Section 409A of the Code.

              (b) If any provision of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code, or could cause any amounts or benefits hereunder to be subject to taxes, interest and penalties under Section 409A of the Code, the Company may, in its sole discretion and without the Executive's consent, modify the Agreement to: (i) comply with, or avoid being subject to, Section 409A of the Code, (ii) avoid the imposition of taxes, interest and penalties under Section 409A of the Code, and/or (iii) maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. This Section 13(b) does not create an obligation on the part of the Company to modify this Agreement and does not guarantee that the amounts or benefits owed under this Agreement will not be subject to interest and penalties under Section 409A of the Code.

              (c) The provisions of Section 5(g) of this Agreement, mutatis mutandis, shall apply to any imposition of taxes on Executive under Section 409A of the Code so that Executive shall be fully grossed up for the amount of, and shall not be adversely affected by, such taxes.

14. Enforceability; Waiver. The invalidity and unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right that the Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Similarly, the waiver by any party hereto of a breach of any provision of this Agreement by the other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

15. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may be assigned by the Company. The Executive may not assign or delegate his duties under this Agreement without the Company's prior written approval.

16. Survival. The entitlement of the Executive and the obligations of the Company pursuant to Section 5 hereof shall each survive any termination or expiration of this Agreement, or any termination or resignation of the Executive's employment, as the case may be.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    EXECUTIVE


                                    /s/ Michael B. Baughan
                                   --------------------------------
                                   Michael B. Baughan


                                   BE AEROSPACE, INC.


                                   /s/ Thomas P. McCaffrey
                                   --------------------------------
                                   Name:  Thomas P. McCaffrey
                                   Title:  Chief Financial Officer



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                                    Exhibit A

                          Proprietary Rights Agreement